AXMM

THE FUTURE OF ENVIRONMENTAL PACKING IS HERE!

With the Financial Capital of the world getting ready to ban packing peanuts, Axiom Corp. (AXMM) could be about to enter the spotlight FAST!

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With UPS, Fedex, DHL, and USPS surfacing the globe delivering millions of packages EACH DAY, the need for packaging solutions is a big one.

AXMM could be a dominating force in the recyled packaging materials sector...giving back to the planet all while collecting MASSIVE REVENUES!

FEATURED STOCK **AXMM**

STOCK QUOTE: $-- --

Shares Authorized: 200,000,000

Shares Outstanding: 66,147,975

Market Capitalization: $19,249,061

SIC Code / Description: 2671 - Paper; coated and laminated packaging

http://www.axiompaper.com/

New York City is preparing for a huge roll out this JULY 1ST that would ban styrofoam from being sold in the Big Apple. This includes foam cups, containers, and the packing peanuts used when sending packages.

A massive ban like this in such a major city could quickly put **AXMM** on the map and help early investors CASH IN HUGE!

UPS, Fedex, DHL, and USPS are surfacing the globe delivering millions of packages each and every day making the need for packaging solutions is a big one. Already 70 cities across the U.S. have banned styrofoam and with NYC on the bandwagon soon, **AXMM** could become a dominating force in the recycled materials sector! The company is giving back to the planet all while cashing in on MASSIVE REVENUES! Industry standards are changing to meet the need for environmentally friendly packaging material that does not pollute the environment or use food quality raw material.

Our planet is in trouble. In an effort to not compromise the ability of future generations, **AXMM** is taking an innovative approach in loose-fill packaging. Thinking INSIDE the BOX. Finally - **AXMM** offers an alternative to plastic and corn based loose fill material! Axiom Corp. owns 95.6% of PaperNuts Corporation - a global developer and marketer of innovative and environmentally friendly packaging solutions.

PaperNuts represents the FIRST true replacement for environmentally irresponsible products such as: Polystyrene peanuts Corn based fillers Expanded foam, and Other plastic material that have been the industry standard for many

years.

AXMM IS REDEFINING THE INDUSTRY STANDARD!

Manufactured using 100% recycled post-consumer paper, PaperNuts not only provide superior protection than competitive products but they represent a new way of protecting the environment while meeting stringent industry standards.

PaperNuts can be used over and over.. and even if they've opened up... THEY STILL WORK! PaperNuts Corporation owns proprietary technology and intellectual property originally developed in Finland that provides an environmentally friendly alternative to traditional protective packaging options that are often very harmful to the environment.

Through this majority owned subsidiary, **AXMM** delivers a loose-fill packaging solution that competes directly with polystyrene foam plastic peanut fillers, bubble wrap, air pillows, crumpled paper, foam-in-place, and corn starch peanut products.

The global shipping industry could be a huge market for the company! Smithers Pira is a renowned worldwide authority on packaging, paper and print industry supply chains. It has projected the industry will reach an astounding $975 billion by 2018!

reach $244 billion by that year!

THAT'S ROUGHLY A QUARTER OF THE INDUSTRY!

When it comes to packaging, you generally think of styrofoam "peanuts", bubble wrap, air pillows, crumpled paper, and foam.

Just think about how many times you've opened a package that came with styrofoam peanuts. Now consider that billions of consumers have opened such a package. (Note: UPS delivers more than 15 million packages a day!) All those materials are ending up in landfills and they can last for thousands of years! PaperNuts use 100% recycled paper and a patent-protected machine to produce environmentally friendly packaging solutions.

AXMM IS A GAME-CHANGER IN PACKAGING!

PaperNuts can be manufactured onsite with machines that require just 10 square feet of floor space-reducing shipping AND storage costs, while producing just-in-time fill!

PaperNuts are also clean and easy to handle, non-polluting, static-free, and low in particulates. Plus, their interlocking products provide superior migration and damage protection. Major retailers like Target and Wal-Mart are adopting new sustainable packaging standards, known as the "Sustainable Packaging Scorecard." **AXMM** could have a definitive advantage with this!

A survey of 141 top companies that are part of the World Business Council for Sustainable Development found that companies that used sustainable strategies performed better in almost every market segment than their respective counterparts. On average, the sustainable companies returned about 4 percent higher margins. **AXMM** has met or exceeded all requirements as a "green" and sustainable packaging solution.

"Sustainable packaging is becoming a fact of life and will in time be seen as just another requirement for doing business alongside pricing, product performance and service." - PriceWaterhouseCoopers

PaperNuts are also getting an assist from governments that are pushing for increased "green" regulations.

New York City announced a ban this year on polystyrene, including packing peanuts, that goes into effect on July 1!

California is also moving toward banning certain polystyrene products!

"More cities ban polystyrene foam, citing environment" -USAToday

PaperNuts has exclusive selling and manufacturing rights of their patent-protected product in OVER 50 COUNTRIES!

They recently became available online at Staples.com! Could this be the start of more major names wanting to carry the product?

"Staples is one of the largest brick-and-mortar and online retailers of office supplies in the world and their industry leading commitment to sourcing, selling, and promoting more eco-conscious products make them an ideal selling partner for PaperNuts," stated Tyler Pearson, PaperNuts CEO.

Pearson concluded, "Going forward, the Company's future growth strategy includes leveraging this initial listing of ready-to-use PaperNuts at Staples.com into a potential complete catalog of PaperNuts products in a variety of sizes, weights, and colors."

PaperNuts Corporation has also engaged Salesforce.com as the company's primary customer relationship management (CRM) platform!

Salesforce is considered the #1 cloud-based CRM solutions provider in the world!

You might want to start your own research on **AXMM** right away!

This Penny Stock Could Make You A FORTUNE... ...If You Act Now! **AXMM** has a first-mover advantage in the fast-growing sustainable sector. Available in various grades of paper and lengths depending on the application, PaperNuts anticipates quickly becoming the NEW INDUSTRY STANDARD! Investors who act fast could be soon banking in on some TREMENDOUS RETURNS soon!

Don't let this company pass you by...